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                                                       EXHIBIT 11
                                                       ----------
                             WYLE LABORATORIES
                      CALCULATION OF INCOME PER SHARE
                                (Unaudited)

                 (In thousands, except per share amounts)

                                             Three Months Ended
                                            --------------------
                                            March 31,   April 30,
                                               1994        1993
                                            ---------   ---------

Net income applicable to common shares. .   $   2,809   $   1,344
                                            =========   =========
Common and common equivalent shares -
  Weighted average number of common
    shares outstanding. . . . . . . . . .      12,233      12,162
  Stock options included under the
    treasury stock method (1) . . . . . .         221         190
                                            ---------   ---------
                                               12,454      12,352
                                            =========   =========
Income per share -
  Income before accounting change . . . .   $     .23   $     .37
  Cumulative effect of accounting change    =========   =========
    for postretirement benefits other
    than pensions . . . . . . . . . . . .   $       -   $    (.26)
                                            =========   =========
  Net income per common share . . . . . .   $     .23   $     .11
                                            =========   =========



(1) The assumed repurchase price of option shares is based on the average market price for the period.